Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

2)

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the “Information”) may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the “Statement Regarding Assumptions and Other Information”, please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information (paydown factors, rate resets, remittance reports and trustee statements). Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates. We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

3)

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

ISSUER (DEAL NAME)	BLOOMBERG STRUCTURED FINANCE SCAN
BLOOMBERG TICKER	BSCMS	“BSFS FILE”
SERIES	07-PWR16	“BLOOMBERG STRUCTURED FINANCE SCAN”
SETTLE DATE MM/DD/YY	06/27/07
PAY DAY	11

?QUESTIONS? ?QUESTIONS? ?QUESTIONS?

MESSAGE

MORTGAGES1@BLOOMBERG.NET

OR

CALL

(609) 279-3360

?QUESTIONS? ?QUESTIONS? ?QUESTIONS?

*PLEASE FILL OUT ALL RELEVANT INFORMATION TO HAVE DEAL ADDED TO BLOOMBERG*

*MUST ALSO SEND RED HERRING OR FINAL BLACK (PROSPECTUS)

RECORD DATE MM/DD/YY	06/10/07
PRICING SPEED	0% CPR
CLEAN-UP CALL %	1%
CALL DATE	N/A
DEAL TYPE	COMMERCIAL REAL ESTATE
LEAD MANAGER(S)	BS
CO-MANAGER(S)	MS
TRUSTEE	LBN

CLASS NAME	A1	A2	A3	AAB	A4	A1A	AM	AJ
ID: CUSIP	07388Y AA0	07388Y AB8	07388Y AC6	07388Y AD4	07388Y AE2	07388Y AF9	07388Y AG7	07388Y AH5
ID: ISIN
ID: COMMON
ID: WPK NUMBER
RATING: MOODY	Aaa	Aaa	Aaa	Aaa	Aaa	Aaa	Aaa	Aaa
RATING: S&P	AAA	AAA	AAA	AAA	AAA	AAA	AAA	AAA
RATING: FITCH
CLASS SIZE	83,000,000.000	681,000,000.000	58,200,000.000	130,700,000.000	954,361,000.000	412,497,000.000	331,395,000.000	273,400,000.000
CURRENCY	USD	USD	USD	USD	USD	USD	USD	USD
MATURITY DATE MM/DD/YY	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40
DATED DATE MM/DD/YY	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07
FIRST PAY DATE MM/DD/YY	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07
WAL TO MATURITY	3.39	4.87	6.71	7.29	9.76	8.74	9.87	9.94
CLASS TYPE	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ
COUPON	5.593	5.661	5.713	5.713	5.713	5.713	5.713	5.713
STEP BP
FLOATER INDEX
FLOATER SPREAD		-.052
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY	10	10	10	10	10	10	10	10
DAY COUNT	30/360	30/360	30/360	30/360	30/360	30/360	30/360	30/360
PAYMENT FREQUENCY	M	M	M	M	M	M	M	M
MIN PIECE/DENOMINATION	25000	25000	25000	25000	25000	25000	25000	25000
IS 144A?	N	N	N	N	N	N	N	N
IS REGS?
IS SMMEA?
COLLATERAL GROUP

CLASS NAME	B	C	D	E	F	G	H	J
ID: CUSIP	07388Y AS1	07388Y AU6	07388Y AW2	07388Y AY8	07388Y BA9	07388Y BC5	07388Y BE1	07388Y BG6
ID: ISIN
ID: COMMON
ID: WPK NUMBER
RATING: MOODY	Aa1	Aa2	Aa3	A1	A2	A3	Baa1	Baa2
RATING: S&P	AA+	AA	AA-	A+	A	A-	BBB+	BBB
RATING: FITCH
CLASS SIZE	33,139,000.000	33,140,000.000	33,139,000.000	20,712,000.000	24,855,000.000	28,997,000.000	41,424,000.000	33,139,000.000
CURRENCY	USD	USD	USD	USD	USD	USD	USD	USD
MATURITY DATE MM/DD/YY	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40
DATED DATE MM/DD/YY	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07
FIRST PAY DATE MM/DD/YY	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07
WAL TO MATURITY	9.96	9.96	9.96	9.96	9.96	9.96	9.96	9.96
CLASS TYPE	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ
COUPON	5.713	5.713	5.713	5.713	5.713	5.713	5.713	5.713
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY	10	10	10	10	10	10	10	10
DAY COUNT	30/360	30/360	30/360	30/360	30/360	30/360	30/360	30/360
PAYMENT FREQUENCY	M	M	M	M	M	M	M	M
MIN PIECE/DENOMINATION	100000	100000	100000	100000	100000	100000	100000	100000
IS 144A?	Y	Y	Y	Y	Y	Y	Y	Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

CLASS NAME	K	L	M	N	O	P	Q	S	X
ID: CUSIP	07388Y BJ0	07388Y BL5	07388Y BN1	07388Y BQ4	07388Y BS0	07388Y BU5	07388Y BW1	07388Y BY7
ID: ISIN
ID: COMMON
ID: WPK NUMBER
RATING: MOODY	Baa3	Ba1	Ba2	Ba3	B1	B2	B3	NR	Aaa
RATING: S&P	BBB-	BB+	BB	BB-	B+	B	B-	NR	AAA
RATING: FITCH
CLASS SIZE	33,140,000.000	16,569,000.000	12,428,000.000	12,427,000.000	8,285,000.000	8,285,000.000	8,285,000.000	41,424,288.000	3,313,941,288.000
CURRENCY	USD	USD	USD	USD	USD	USD	USD	USD	USD
MATURITY DATE MM/DD/YY	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40	06/11/40
DATED DATE MM/DD/YY	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07	06/01/07
FIRST PAY DATE MM/DD/YY	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07	07/11/07
WAL TO MATURITY	9.96	9.96	9.96	9.96	9.96	9.96	9.96	9.96	8.12
CLASS TYPE	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	SEQ	IO
COUPON	5.713	5.472	5.472	5.472	5.472	5.472	5.472	5.472	.0215
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY	10	10	10	10	10	10	10	10	10
DAY COUNT	30/360	30/360	30/360	30/360	30/360	30/360	30/360	30/360	30/360
PAYMENT FREQUENCY	M	M	M	M	M	M	M	M	M
MIN PIECE/DENOMINATION	100000	100000	100000	100000	100000	100000	100000	100000	100000
IS 144A?	Y	Y	Y	Y	Y	Y	Y	Y	Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP